Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President
Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Cynthia Murray to Join Chico’s FAS, Inc. as Brand
President — Chico’s
     Fort Myers, FL - February 5, 2009 - Chico’s FAS, Inc. (NYSE: CHS) today announced that it has appointed Cynthia Murray as Brand President — Chico’s. Ms. Murray is expected to start the week of February 23, 2009 and will be reporting directly to David F. Dyer, President and CEO.
     Ms. Murray has spent the last five years with Stage Stores, Inc., most recently serving as its Executive Vice President and Chief Merchandising Officer. Prior to Stage Stores, Ms. Murray worked for Talbot’s, Saks Fifth Avenue / Saks Off 5th, and Charming Shoppes, among other retailers. She has nearly 30 years of retail experience.
     David F. Dyer, President and CEO, commented, “We are delighted to welcome Cinny to the Chico’s family. Cinny is an inspiring leader with a strong merchandising, visual, and strategic planning background. We expect that her creative insight and vision will be a key to helping us return Chico’s as the leading retailer in women’s specialty apparel.”
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,076 women’s specialty stores, including stores in 49 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 619 Chico’s front-line stores, 41 Chico’s outlet stores, 328 White House | Black Market front-line stores, 17 White House | Black Market outlet stores, 70 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
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Additional investor information on Chico’s FAS, Inc. including a presentation summarizing the Company’s recent financial results is available on the Company’s website at http://www.chicosfas.com